SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 _________________

REFAC (Exact name of Registrant as Specified in Its Charter)

Delaware	13-1681234
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One Bridge Plaza Suite 605 Fort Lee, New Jersey	07024
(Address of Principal Executive Offices)	(Zip Code)

_________________ 1990 STOCK OPTION AND INCENTIVE PLAN, 1998 STOCK INCENTIVE PLAN, 2003 STOCK INCENTIVE PLAN (Full Titles of the Plans) _________________
Raymond A. Cardonne, Jr.
Refac
One Bridge Plaza
Suite 605
Fort Lee
New Jersey 07024
(Name and Address of Agent For Service)

201-585-0600
(Telephone Number, Including Area Code, of Agent For Service)
_________________

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	548,500	$4.91 (1)	$2,693,135	$ 217.87

Payment Right	48,500	$2.09 (2)	$ 101,365	$ 8.20

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act of 1933, as amended (the “Securities Act”), on the basis of the average of the high and low sale prices for common stock of Refac as reported on the American Stock Exchange between July 11 and July 17, 2003.

(2)	Maximum offering price of the Payment Right (the right, subject to certain conditions, to sell shares of common stock back to the registrant) is equal to $7.00 (the estimated value of the Payment Right set forth in the registrant’s quarterly report on Form 10-Q for the period ended March 31, 2003) minus the maximum offering price of the common stock as calculated pursuant to note (1) above.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participating employees, officers and directors as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. The registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the registrant will furnish to the Commission or its staff a copy or copies of any or all of the documents included in such file. Such documents, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II REGISTRATION OF ADDITIONAL SECURITIES INCORPORATION OF EARLIER REGISTRATION STATEMENT BY REFERENCE

This registration statement is being filed to register the issuance of (i) up to 48,500 shares of common stock, par value $0.001 per share (the “Common Stock”), of Refac, a Delaware corporation (the “Company”), including the accompanying Payment Right (as defined in Item 4 below), pursuant to the Company’s 1990 Stock Option and Incentive Plan (the “1990 Plan”), 1998 Stock Incentive Plan (the “1998 Plan”) and the terms of the Merger Agreement, dated as of August 19, 2002, by and among the Company, Palisade Concentrated Equity Partnership, L.P. (“Palisade”) and a wholly-owned subsidiary of Palisade (“Merger Sub”) and (ii) 500,000 shares of Common Stock pursuant to the Company 2003 Stock Incentive Plan (the “2003 Plan”), and the resale of shares previously issued pursuant to the 1998 Plan and the 2003 Plan.

Item 3.  Incorporation Of Documents By Reference.

The following documents filed with the Commission by the Company pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference in this Registration Statement.

(1) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

(2) The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities. a. Common Stock

Subject to the Payment Right (as defined in section b below) and to the rights of the holders of Preferred Stock (as defined below) which may be issued by the Company, the holders of Common Stock are entitled to receive pro rata dividends out of any funds of the Company lawfully available therefor, if, as, and when declared by the Board of Directors of the Company in its discretion, and, upon the liquidation, dissolution and winding up of the Company, whether voluntary or involuntary, or in the event of any other distribution of its assets other than by dividends from surplus or net profits, to share ratably in the assets of the Company, legally available for distribution to stockholders. The Common Stock has no redemption or sinking fund privilege, no preemptive rights or other rights to subscribe to any other shares or securities and no conversion rights. The issued and outstanding shares of Common Stock are fully paid and nonassessable. The holders of the Common Stock are entitled to one vote per share on all matters. There is no cumulative voting.

The Company’s By-Laws provide that, except as otherwise provided by statute or the certificate of incorporation, the holders of 55% of the shares of the Company’s capital stock issued and outstanding and entitled to vote shall constitute a quorum for all business and that all matters shall be authorized by a vote of 55% of the votes cast at any meeting at which a quorum is present, except for the election of directors, which shall be by a plurality.

The Company’s Restated Certificate of Incorporation (the “Charter”) provides for the classification of its board of directors into three classes, with each class to be as nearly equal in number as reasonably possible. The term of office of the first class of directors will expire at the 2006 annual meeting of stockholders, the term of office of the second class of directors will expire at the 2004 annual meeting and the initial term of office of the third class of directors will expire at the 2005 annual meeting, in each case upon the election and qualification of their successors. Each future election of directors will be for a three year term. If the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain or attain the number of directors in each class as nearly equal as reasonably possible, but in no case will a decrease in the number of directors shorten the term of any incumbent director.

Pursuant to Section 141 of the Delaware General Corporation Law, unless a company’s certificate of incorporation provides otherwise, members of a classified board of directors may only be removed for cause. The Company’s certificate of incorporation does not provide that directors may be removed without cause.

The rights of holders of Common Stock may be modified otherwise than by a vote of a 55% or more of the shares outstanding, voting as a class, through the issuance by the registrant pursuant to the Charter of shares of its serial preferred stock, par value $0.001 per share (“Preferred Stock”). Preferred Stock is issuable in series, with such rights, preferences, and limitations as the Board of Directors of the Company may fix, without further action by the holders of Common Stock. There are 1,000,000 shares of Preferred Stock authorized for issuance, but no shares of Preferred Stock are currently outstanding.

      b.       Payment Right

On February 28, 2003, pursuant to the Merger Agreement, Merger Sub merged with and into the Company and the Company continued as the surviving corporation in the merger. Under the Merger Agreement, each option to acquire one share of common stock, par value $0.10, of the Company outstanding immediately prior to the merger (the “Old Common Stock”) was converted into an option to acquire (i) $ 3.60 in cash (ii) one share of Common Stock and (iii) the right, pursuant to the terms set forth in the Merger Agreement, to sell the shares of Common Stock received upon exercise of such option back to the Company, at a price to be determined based upon the Company’s liquid distributable assets as of March 31, 2003 and June 30, 2005 (the “Payment Right”). Notwithstanding the foregoing, option holders who exercise their options after June 30, 2005 will not receive the Payment Right.

The Payment Right is limited to persons who (i) hold their shares of Common Stock received in the merger or pursuant to the 1990 Plan or the 1998 Plan continuously until June 30, 2005 and (ii) tender those shares in accordance with the terms of the Merger Agreement. Stockholders who sell or otherwise transfer for value their shares received in the merger or pursuant to the 1990 Plan or the 1998 Plan will permanently lose their Payment Right with respect to such shares and the purchaser of such shares will not have any Payment Right with respect thereto.

Item 5. Interests of Named Experts and Counsel.

                None.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such director in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such director shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against and incurred by such director or officer in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

The Charter provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which such director derived an improper personal benefit.

The Charter further provides that Company shall indemnify and advance expenses to any current or former director or officer of the Company and may, at the discretion of the Board of Directors, indemnify and advance expenses to any current or former employee or agent of the Company who was or is a party or is threatened to proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent (including trustee) of another corporation, partnership, joint venture, trust or other enterprise (including employee benefit plans), to the fullest extent permissible under Delaware law, as then in effect.

The Charter provides that the Company may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company who are not directors or officers similar to those conferred in the Charter to directors and officers of the Company.

The By-Laws of the Company provide for indemnification of current or former directors or officers of the Company consistent with DGCL Section 145. The By-Laws also provide that, by action of the Board of Directors, notwithstanding an interest of the directors in the action, the Company may purchase and maintain insurance, in such amounts as the Board of Directors deems appropriate, on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent (including trustee) of another corporation, partnership, joint venture, trust or other enterprise (including employee benefit plans), against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Company shall have the power to indemnify such person against such liability.

The Merger Agreement provides that the Company’s current and former directors, officers, employees and agents will be indemnified by the Company for acts occurring before the merger, to the fullest extent possible under Delaware law, the Company’s charter and by-laws in existence prior to the merger and any existing indemnification contracts. For six years following the merger, the Company must maintain the Company’s directors’ and officers’ liability insurance policies in existence prior to the merger. If the cost of this insurance exceeds 200% of the Company’s current premium, the Company will provide the maximum amount of insurance available for such 200%. Any company which merges with or acquires the Company after the merger will be required to honor the indemnification obligations under the Merger Agreement. In accordance with the Merger Agreement, the Company has purchased a six year extended reporting period under its pre-merger directors’ and officers’ liability insurance policy with a policy limit of $2,000,000.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

See Exhibit Index below.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Fort Lee, State of New Jersey, as of this 17th day of July, 2003.

REFAC

By:	/s/ Robert L. Tuchman

President, Chief Executive Officer, General Counsel

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated as of July 17, 2003.

/s/ Robert L. Tuchman

Robert L. Tuchman, President, Chief Executive Officer, General Counsel and Director (Principal Executive Officer)

/s/ Raymond A. Cardonne, Jr.

Raymond A. Cardonne, Jr., Chief Financial Officer, (Principal Executive Officer)

/s/ Mark S. Hoffman

Mark S. Hoffman, Director

/s/ Clark A. Johnson

Clark A. Johnson, Director

/s/ Mark N. Kaplan

Mark N. Kaplan, Director

/s/ Richard S. Meisenberg

Richard S. Meisenberg, Director

/s/ Melvin Meskin

Melvin Meskin, Director

/s/ Jeffrey D. Serkes

Jeffrey D. Serkes, Director

EXHIBIT INDEX

Exhibit No.	Exhibit

3(a)	Restated Certificate of Incorporation of the Company. Incorporated by reference to Exhibit 1 to the Company’s Registration Statement on Form 8-A filed with the SEC on February 28, 2003, SEC file number 001-12776.

3(b)	By-laws of the Company. Incorporated by reference to Exhibit 2 to the Company’s Registration Statement on Form 8-A filed with the SEC on February 28, 2003, SEC file number 001-12776.

10(a)	Agreement and Plan of Merger, dated as of August 19, 2002, by and among Palisade Concentrated Equity Partnership, L.P., Palisade Merger Corp. and Refac. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 21, 2002, SEC file number 001-12776.

10(b)	Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 21, 2002, by and among Palisade Concentrated Equity Partnership, L.P., Palisade Merger Corp. and Refac. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on October 24, 2002, SEC file number 001-12776.

10(c)	Amendment No. 2 to the Agreement and Plan of Merger, dated as of December 12, 2002, by and among Palisade Concentrated Equity Partnership, L.P., Palisade Merger Corp. and Refac. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on December 16, 2002, SEC file number 001-12776.

10(d)	Amendment No. 3 to the Agreement and Plan of Merger, dated as of January 23, 2003, by and among Palisade Concentrated Equity Partnership, L.P., Palisade Merger Corp. and Refac. Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 24, 2003, SEC file number 001-12776.

10(e)	Fourth Amended and Restated Employment Agreement between Robert L. Tuchman and Refac, dated as of January 23, 2003. Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on January 24, 2003, SEC file number 001-12776.*

10(f)	Employment Agreement between Raymond A. Cardonne, Jr. and Refac, dated as of March 21, 2002. Incorporated by reference to Exhibit 10(b) to the Company’s Annual Report on Form 10-K filed with the SEC on April 1, 2002, SEC file number 001-12776.*

10(g)	First Amendment to the Employment Agreement between Raymond A. Cardonne, Jr. and Refac, dated as of August 19, 2002. Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on August 21, 2002, SEC file number 001-12776.*

10(h)	Restatement of First Amendment to the Employment Agreement between Raymond A. Cardonne, Jr. and Refac, dated as of October 22, 2002. Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 22, 2002, SEC file number 001-12776.*

10(i)	Second Amendment to the Employment Agreement between Raymond A. Cardonne, Jr. and Refac, dated as of January 23, 2003. Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on January 24, 2003, SEC file number 001-12776.*

10(j)	Third Amendment to the Employment Agreement between Raymond A. Cardonne, Jr. and Refac, dated as of January 23, 2003. Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on January 24, 2003, SEC file number 001-12776.*

10(k)	1998 Stock Incentive Plan. Incorporated by reference to Exhibit A to the Company’s Proxy Statement forits 1998 Annual Meeting of Stockholders, filed with the SEC on March 31, 1998, SEC file number 001-12776.*

10(l)	First Amendment to the Refac Technology Development Corporation 1998 Stock Incentive Plan, dated as of January 23, 2003. Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K filed with the SEC on January 24, 2003, SEC file number 001-12776.*

10(m)	1990 Stock Option and Incentive Plan. Incorporated by reference to Exhibit A to the Company’s Proxy Statement for its 1990 Annual Meeting of Stockholders, filed with the SEC on April 23, 1990, SEC file number 0-7704.*

10(n)	2003 Stock Incentive Plan. Incorporated by reference to Exhibit B to the Company’s Proxy Statement for its 2003 Annual Meeting of Stockholders, filed with the SEC on April 22, 2003.*

21.	List of subsidiaries of the Company. Incorporated by reference to the Company’s Annual Report on Form 10-K For the Year Ended December 31, 2002.

__________________ * Management or compensatory plan.